Exhibit 99.1

News Release

July 11, 2008

FDIC Establishes Successor to IndyMac Bank

The Office of Thrift Supervision and the Federal Deposit Insurance Corporation announced today that the OTS has closed IndyMac Bank, F.S.B., and that the FDIC has established IndyMac Federal Bank, FSB, as its successor, with the FDIC as conservator.

Outstanding advances from the Federal Home Loan Bank of San Francisco to IndyMac Bank total $10.1 billion. These advances remain fully secured pursuant to the Federal Home Loan Bank of San Francisco's agreements with IndyMac Bank. The Federal Home Loan Bank of San Francisco has a perfected security interest in approximately $21.6 billion in mortgage loans (unpaid principal balance) and mortgage-backed securities (par amount).

Subject to the terms of its agreements with IndyMac Bank, the Federal Home Loan Bank of San Francisco will work with the FDIC in its administration of the assets and liabilities of the new institution.

About the Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada. The Federal Home Loan Bank of San Francisco is one of 12 regional banks in the FHLBank System.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com